EXHIBIT 99.1

For Immediate Release
Contact:
Howard Silver (Company)                              Jerry Daly or Carol McCune
President                                            Daly Gray (Media)
(901) 754-7774                                       (703) 435-6293


                    Equity Inns Reports First Quarter Results

                Results Exceed Analyst Expectations by 31 Percent


         GERMANTOWN, Tenn., May 2, 2002--Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced first quarter results for the period ended March 31, 2002.

Highlights

     o First quarter FFO per share five cents, or 31 percent, higher than consensus analysts' expectations

     o   Dividend reinstated to $0.12 cents a share, in line with guidance

     o RevPAR declined 7.2 percent, compared to 10.5 percent industry-wide, outpacing industry for fifth consecutive quarter

     o Significant gains in overall occupancy penetration and RevPAR yield, compared to competitive set

     o Raised approximately $27 million from sale of common stock and used proceeds to pay down debt to lowest level in four years

         Funds from operations (FFO) for the 2002 first quarter decreased to $7.9 million, compared to $10.9 million for the same period a year ago. FFO per share was $0.21, compared to $0.29 in the 2001 first reporting period. FFO per share was five cents higher than consensus analysts' estimates.

         "We knew we'd have a down quarter, given the post-September 11 consumer sentiment," said Phillip H. McNeill, Sr., chairman of Equity Inns. "Fortunately, our ability to control costs, together with our strong brands and geographic diversity, enabled us to post results that surpassed expectations. Ultimately, these are the qualities that reduce our exposure to a downturn in any one segment or region and the same characteristics that will drive our growth over the next 12 to 24 months. We are especially encouraged that our occupancy was nearly unchanged from the same period a year earlier.

Revenue Results

         "We experienced a particularly strong first quarter last year when revenue per available room (RevPAR) rose 5.4 percent, so we are pleased with our 2002 first quarter results, especially considering the softness in travel demand," said Donald H. Dempsey, Equity Inns' chief financial officer. Dempsey said that the decline in both revenues and FFO was due primarily to lower revenues caused by a 6.4 percent decline in average daily rate (ADR) to $76.39. He noted that the company's operating strategy at this stage of the recovery was to focus more on occupancy and margins than on average daily rate. "Our goal is to stabilize our occupancy as quickly as possible so that we can more easily increase rate as conditions warrant."

         For the 2002 first quarter, RevPAR for Equity Inns' comparable 96-hotel portfolio declined to $47.81, down 7.2 percent compared to the same period a year earlier and compared to an industry- wide 10.5 percent decline in first quarter RevPAR. For January, February and March, our RevPAR decreased 8.3 percent, 4.3 percent, and 8.7 percent, respectively, compared to the same periods last year.

         "Some of the March decline was attributable to the Easter/Passover holiday falling in March 2002, compared to April in 2001. Historically, occupancy is low during this holiday period. We expect the March decrease from Easter to be offset by April gains. In the first two weeks of April, for example, RevPAR was up 3.5 percent, confirming the impact of the Easter/Passover holiday on March results. For the full month, RevPAR is projected to decline between 2 percent and 3 percent, which would be consistent with the trend we've seen of gradually improving RevPAR."

         Dempsey pointed out that the ENN portfolio's occupancy penetration increased four percentage points, compared to its competitive set of hotels for the trailing 12 months and that RevPAR yield improved 3.7 points. "We continue to achieve significantly higher results than our competitive set, which is due in large part to the diligent efforts of our management companies in driving revenue. We are working closely with them to find additional ways to further improve our top line."

Operating Margins

         Howard Silver, president and chief operating officer, said that meaningful comparisons between the first quarter of 2002 and 2001 were difficult because Equity Inns had 19 leases during 2001. "For the remainder of the year, we will focus on margins as a better indicator of our net hotel operations," he said. Gross operating profit (GOP) margins in the 2002 first quarter were 39.7 percent, compared to a budgeted amount of 37.8 percent and 41.9 percent in the 2001 first quarter.

         "Margins, which historically are lower in the first quarter, declined from last year primarily as a result of lower ADR. However, margins were higher than our internal budgets. Once again, this is a direct results of our management companies effectively controlling costs in this environment. Our per occupied room (POR) expenses were lower in the 2002 first quarter: $47.32 compared to $49.79 in the 2001 first quarter, and compared to a budgeted $48.43. POR is defined as the hotel operating expenses divided by the occupied room nights and is a good measure of the cost of operating a hotel."

Balance Sheet Changes

         During the first quarter, the company completed the sale of approximately 3.5 million shares of common stock at an average price of $8.00 per share, generating net proceeds of approximately $27 million. The proceeds were used to pay down the company's $125 million line of credit from $105.5 million to $78.5 million. "Our debt-to-hotel cost level is now 38.9 percent, the lowest in four years," said Silver. "The additional equity gives us greater flexibility to take advantage of acquisition opportunities that are expected to increase over the next six to 18 months as hotel real estate prices become more attractive."

Dividend Policy and 2002 Guidance

         "We reinstated our dividend in the first quarter with a $0.12 per common share payment, an amount we felt was prudent," said McNeill. "Our target for the year remains in the $0.46 to $0.58 range with an annualized return by year-end in a range of $0.52 to $0.58, assuming the economy rebounds as predicted by most experts."

         Dempsey stated that the company continues to expect 2002 FFO per share of $1.05 to $1.10, with approximately $0.14 being tax benefit attributable to the taxable REIT subsidiary losses. "With the additional equity, we expect to see a $0.04 dilution for the remainder of the year without any acquisitions, which is why we have not raised our guidance," he said. The range assums the continued, gradual recovery in the economy, especially in the 2002 second half.

         "FFO per share contributions for the remainder of the year are projected to be $0.31 to $0.33 in the second quarter, $0.36 to $0.38 in the third, and $0.17 to $0.18 in the fourth quarter. The weighted number of common shares is expected to increased to 41.7 million for the remainder of the year," Dempsey added.

         "Our portfolio of hotels has clearly held up in a difficult economy," McNeill said. "In our view, it is a function of having the right brands in the right markets with the right level of diversity. As we look to 2003 with an improved balance sheet and our interest closely aligned with all of our managers, we remain cautiously optimistic about our prospects. Therefore, with a renewed send of financial operational health, we will approach our growth opportunities in a prudent manner while maintaining an attractive total-return profile for the investment community."

         For more information about Equity Inns, visit the company's Web sit at www.equityinns.com. A Web cast of the company's fourth quarter earnings conference call will be available today, May 2, at 11 a.m. ET, by visiting the company's Web site and clicking on Conference Calls or by logging onto www.streetevents.com. Interested parties also may listen to an archived Web cast of the conference call on the Web site, or may dial (800) 642-1687, reference code 3769550, to hear a telephone replay. The archived Web cast will be available for seven days following the call, and the telephone replay will be available through Thursday, May 9, 2002.

         Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 96 hotels with approximately 12,300 rooms located in 34 states.

         Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities resulting from the terrorist attacks occurring on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the economy. From time to time, these and other risks are discussed in the company's filings with the Securities and Exchange Commission.

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                March 31,              December 31,
                                                                  2002                     2001
                                                              ------------             ------------
                                                              (unaudited)
ASSETS
Investment in hotel properties, net                           $747,067,386             $751,890,847
Cash and cash equivalents                                        8,534,037                4,358,787
Accounts receivable, net of doubtful accounts                    5,607,169                2,534,208
Due from Lessees                                                                            162,265
Notes receivable,net                                             1,146,544                  738,911
Deferred expenses, net                                          10,463,789               10,819,599
Deferred tax benefit                                             5,256,000                3,452,000
Deposits and other assets                                        5,633,067                4,122,657
                                                              ------------             ------------

       Total assets                                           $783,707,992             $778,079,274
                                                              ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Debt                                                           359,371,389              384,165,875
Accounts payable and accrued expenses                           27,452,769               22,224,994
Distributions payable                                            6,088,043                1,088,542
Interest rate swap                                               2,192,072                2,922,625
Minority interest in Partnership                                 9,196,513                9,511,897
                                                              ------------             ------------

       Total liabilities                                       404,300,786              419,913,933
                                                              ------------             ------------

Commitments and contingencies

Shareholders' equity:

Preferred Stock, $.01 par value, 10,000,000 shares
  authorized, 2,750,000 shares issued and outstanding           68,750,000               68,750,000
Common Stock, $.01 par value, 100,000,000
  shares authorized, 41,211,465 and 37,591,622
  shares issued and outstanding                                    412,115                  375,916
Additional paid-in capital                                     445,800,452              418,351,351
Treasury stock, at cost, 747,600 shares                         (5,173,110)              (5,173,110)
Unearned directors' and officers' compensation                  (1,003,375)              (1,152,730)
Distributions in excess of net earnings                       (127,186,804)            (120,063,461)
Accumulated other comprehensive income:
  Unrealized loss on interest rate swap                         (2,192,072)              (2,922,625)
                                                              ------------             ------------

       Total shareholders' equity                              379,407,206              358,165,341
                                                              ------------             ------------

Total liabilities and shareholders' equity                    $783,707,992             $778,079,274
                                                              ============             ============

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                 For the Three Months Ended
                                                                           March 31,
                                                             ------------------------------------
                                                                 2002                   2001
                                                             -----------              -----------
Revenue
   Hotel revenues                                            $55,333,689              $47,472,861
   Percentage lease revenues                                                            6,420,494
   Other income                                                  197,969                  672,604
                                                             -----------              -----------
       Total revenue                                          55,531,658               54,565,959
                                                             -----------              -----------

Expenses
   Hotel operating expenses                                   34,320,088               30,373,402
   Real estate and personal property taxes                     3,404,103                3,743,251
   Depreciation and amortization                              10,328,755               10,011,102
   Amortization of loan costs                                    511,035                  468,547
   Interest                                                    7,443,075                7,958,830
   General and administrative expenses:
       Stock-based or non-cash compensation                      171,509                  243,338
       Other general and administrative expenses               1,535,621                1,579,214
   Lease expense                                                 329,718                  348,559
                                                             -----------              -----------
       Total expenses                                         58,043,904               54,726,243
                                                             -----------              -----------

Loss before minority interest and
   income taxes                                               (2,512,246)                (160,284)

Minority interest                                                (73,381)                 (12,827)
                                                             -----------              -----------

Loss before income taxes                                      (2,438,865)                (147,457)

Income tax benefit                                             1,804,000                1,390,000
                                                             -----------              -----------

Net income (loss)                                               (634,865)               1,242,543

Preferred stock dividends                                      1,632,813                1,632,813
                                                              ----------              -----------

Net loss applicable to common
   shareholders                                              $(2,267,678)             $  (390,270)
                                                             ===========              ===========

Net loss per common share - basic
   and diluted                                               $      (.06)             $      (.01)
                                                             ===========              ===========

Weighted average number of common shares
   and units outstanding - diluted                            38,253,888               38,024,722
                                                             ===========              ===========

The following is a reconciliation of net income (loss) to Funds From Operations:

                                                                Three Months Ended
                                                                     March 31,
                                                       -------------------------------------
                                                          2002                       2001
                                                       -----------               -----------
Net income (loss)                                      $  (634,865)              $ 1,242,543
Less:
    Preferred stock dividends                           (1,632,813)               (1,632,813)
Add:
    Minority interest                                      (73,381)                  (12,827)
    Depreciation of buildings, furniture
        and equipment                                   10,241,581                 9,923,928
    Deferred lease revenue                                                         1,349,261
                                                       -----------               -----------

Funds From Operations                                  $ 7,900,522               $10,870,092
                                                       ===========               ===========

Weighted average number of outstanding
    shares of Common Stock and Units of
    the Partnership                                     38,253,888                38,024,722
                                                       ===========               ===========

Funds From Operations per Share and Unit               $       .21               $       .29
                                                       ===========               ===========

                                Equity Inns, Inc.
                      First Quarter 2002 Hotel Performance
                                 All Comparable



                                                   RevPAR                         Occupancy                            ADR
                                             -----------------------         ----------------------           ---------------------
                              # of                         Variance                       Variance                        Variance
                             Hotels           2002          to 2001           2002         to 2001             2002        to 2001
                             ------          ------        ---------         ------       ---------           ------      ---------

Portfolio                        96           $47.81         -7.2%             62.6%      -0.6 pts.            $76.39        -6.4%

Franchise
  AmeriSuites                    19           $47.35        -13.3%             63.7%      -0.6 pts.            $74.37       -12.4%
  Comfort Inn                     3           $43.10         -1.5%             57.3%       0.4 pt.s            $75.25        -2.2%
  Hampton Inn                    48           $41.53         -5.6%             59.0%      -1.9 pts.            $70.41        -2.6%
  Hampton Inn & Suites            1           $51.83         16.1%             71.0%       8.8 pts.            $73.00         1.8%
  Holiday Inn                     5           $30.53         14.2%             50.1%       9.1 pts.            $61.00        -6.5%
  Homewood Suites                 9           $68.20        -11.6%             71.6%      -2.1 pts.            $95.27        -8.9%
  Residence Inn                  11           $66.52         -5.1%             75.0%       1.0 pts.            $88.66        -6.4%

Manager
  Crestline                       2           $55.53         41.5%             69.4%      21.1 pts.            $80.05        -1.5%
  Crossroads                     54           $48.54         -7.0%             62.6%      -1.2 pts.            $77.54        -5.1%
  Hilton                         20           $45.16         -6.3%             60.4%      -1.8 pts.            $74.80        -3.5%
  Prime                          19           $47.35        -13.3%             63.7%      -0.6 pts.            $74.37       -12.4%
  Waterford                       1           $50.80          7.9%             71.1%      18.2 pts.            $71.49       -19.8%

Region
  East North Central             14           $43.77         -8.1%             56.0%      -2.7 pts.            $78.22        -3.7%
  East South Central             14           $40.18         -5.9%             59.3%      -2.0 pts.            $67.74        -2.8%
  Middle Atlantic                 6           $62.36         -4.4%             65.8%      -2.1 pts.            $94.77        -1.4%
  Mountain                       10           $56.81        -11.6%             69.5%      -1.9 pts.            $81.72        -9.1%
  New England                     5           $51.92         -8.8%             59.4%      -2.5 pts.            $87.45        -5.0%
  Pacific Northwest               2           $63.61         -7.7%             67.3%       3.0 pts.            $94.46       -11.8%
  South Atlantic                 27           $46.79         -5.1%             65.4%       4.0 pts.            $71.50       -10.9%
  West North Central              7           $45.81        -11.5%             59.4%      -6.4 pts.            $77.07        -1.9%
  West South Central             11           $43.88         -5.8%             62.5%      -1.3 pts.            $70.23        -3.8%

Type
  All Suite                      19           $47.35        -13.3%             63.7%      -0.6 pts.            $74.37       -12.4%
  Extended Stay                  20           $67.34         -8.4%             73.3%      -0.5 pts.            $91.81        -7.8%
  Full Service                    5           $35.98          9.8%             52.9%       8.3 pts.            $68.00        -7.5%
  Limited Service                52           $41.35         -5.0%             58.9%      -1.6 pts.            $70.22        -2.4%



Note: Includes all hotels open for the entire first quarter period of both years with the same or comparable brand affiliations, regardless of ownership last year.